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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stadler                          Martin
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   c/o Alfacell Corporation
   225 Belleville Avenue
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                                    (Street)

   Bloomfield,                        NJ                 07003
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Alfacell Corporation (ACEL)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

   December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
            2.                                                                                            Secur-    of
            Conver-                           5.                                7.                        ities     Deriv-   11.
            sion                              Number of                         Title and Amount          Bene-     ative    Nature
            or                                Derivative   6.                   of Underlying     8.      ficially  Secur-   of
            Exer-            3A.     4.       Securities   Date                 Securities        Price   Owned     ity:     In-
            cise             Deemed  Trans-   Acquired (A) Exercisable and      (Instr. 3 and 4)  of      Follow-   Direct   direct
            Price   3.       Execut- action   or Disposed  Expiration Date      ----------------  Deriv-  ing       (D) or   Bene-
1.          of      Trans-   ion     Code     of(D)        (Month/Day/Year)               Amount  ative   Reported  In-      ficial
Title of    Deriv-  action   Date if (Instr.  (Instr. 3,   ----------------               or      Secur-  Trans-    direct   Owner-
Derivative  ative   Date     any     8)       4 and 5)     Date     Expira-               Number  ity     action(s) (I)      ship
Security    Secur-  (mm/dd/  (mm/dd/ ------   ------------ Exer-    tion                  of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     yy)      yy)     Code V    (A)   (D)   cisable  Date        Title     Shares  5)      4)        4)       4)
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
Common      $0.39   12/31/02         A         15,000      12/30/03(2) 12/30/08 Common    15,000          15,000    D
Stock                                                                           Stock
(right to
buy)(1)
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

Explanation of Responses:

(1)   Securities are qualified under Rule 16b-3(d).

(2) The options will vest and become exercisable on 12/30/03 provided that the reporting person serves continuously on the Board of Directors of Alfacell until such time.


             Kuslima Shogen                                      1/06/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
              Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.